Exhibit 99.1

PRESS RELEASE
For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Initiates Quarterly Dividend

SAN JOSE, Calif. June 9, 2014--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that its Board of Directors has approved a dividend program pursuant to which MPS intends to pay quarterly cash dividends on its common stock, commencing in the second quarter of 2014.

Subject to declaration by the Board of Directors, the dividend will be $0.15 per share for the second quarter of 2014, payable on July 15, 2014, to stockholders of record at the close of business on June 30, 2014.

“MPS has been profitable since its IPO and generating positive cash flows from operations in the past few years. Our Board of Directors has determined that MPS can return some of its cash to shareholders without impacting future revenue and earnings growth or restricting strategic opportunities.” said Michael R. Hsing, CEO and Founder of MPS.“The quarterly dividend program, combined with our existing stock repurchase program, demonstrates our commitment to long-term shareholder value and our confidence in MPS’s future.”

Safe Harbor Statement

This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation information relating to future results and expectations of MPS and plans for dividend payments. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

About Monolithic Power Systems, Inc.

Monolithic Power Systems (MPS) is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS's core technology is its innovative and proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. These combined advantages enable MPS to deliver highly integrated monolithic products that offer energy efficient and cost-effective solutions. MPS product families include DC/DC converters, LED drivers and controllers, Class-D audio amplifiers, battery chargers and protections, USB and current-limit switches and AC/DC offline products. MPS has over 1,000 employees worldwide, located in the United States, China, Taiwan, Korea, Japan, Singapore and across Europe.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com